UNITEDSTATES

SECURITIESAND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENTREPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 27, 2023

AGEAGLE AERIAL SYSTEMS INC.
(Exact name of registrant as specified in charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8201 E. 34th Cir N

Wichita, Kansas 67226

(Address Of Principal Executive Offices) (Zip Code)

(620) 325-6363

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed on December 4, 2023, Mr. Mark DiSiena was appointed as Chief Financial Officer of AgEagle Aerial Systems Inc. (the “Company”), effective as of December 1, 2023. A copy of the Offer Letter with all compensation details was filed as an exhibit to that filing. On December 28, 2023, the Company and Mr. DiSiena entered into an Executive Employment Agreement further outlining the terms and conditions of Mr. DiSiena’s employment. No changes were made to Mr. DiSiena’s compensation between the date of the Offer Letter and the that of the Executive Employment Agreement.

A copy of the Executive Employment Agreement is attached here to as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of Mr. DiSiena’s employment is subject to, and qualified in its entirely by, such document.

As previously disclosed in a Current Report on Form 8-K filed on December 21, 2023, Mr. Barrett Mooney will cease to serve as the Company’s Chief Executive Officer and director effective December 31, 2023. On December 27, 2023, the Board of Directors (the “Board”) of the Company appointed Mr. Grant Begley, currently Chairman of the Board, to serve as the Interim Chief Executive Officer of the Company, effective January 1, 2024, and continuing until such time as a new Chief Executive Officer of the Company is appointed by the Board. Mr. Begley has served as the Company’s Chairman of the Board since October 13, 2023, and as an independent member of the Board since June 2016. Effective January 1, 2024, as the Interim Chief Executive Officer of the Company, Mr. Begley will no longer be considered an “independent” member of the Board under the corporate governance standards of the NYSE American or Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to serve on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. At such time that a new Chief Executive Officer has been appointed, the Company will file a Current Report on Form 8-K to announce such appointment and provide other required disclosures.

Pursuant to the terms of the Interim CEO Agreement by and between the Company and Mr. Begley, through his personal consulting entity, Concepts to Capabilities Consulting, LLC dated December 28, 2023 (the “Interim CEO Agreement”), the Company has agreed to pay Mr. Begley $18,666.67 each month. The initial term of the Interim CEO Agreement is one month from the effective date of January 1, 2024, and may be auto-renewed each month, unless and until terminated for any or no reason, by either party providing at least 30 days written notice to the other party.

Mr. Begley has served as a member of the Board since June 2016. Since July 2011, Mr. Begley has served as President of Concepts to Capabilities Consulting LLC, which advises global executive clients on competitive positioning and performance in aerospace. From August 2010 to September 2011, Mr. Begley was Corporate Senior Vice President for Alion Science and Technology. Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense, for Unmanned Systems, advising on critical issues and leading development of DoD’s 2011 Unmanned Systems Roadmap. Mr. Begley’s career includes defense industry leadership positions for the development of advanced capabilities with Raytheon and Lockheed Martin where he initiated and led cross-corporation unmanned systems and robotics successes. Mr. Begley served in the United States Navy for 26 years, where his duties included operational assignments flying fighter aircraft, designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments. Mr. Begley holds Masters degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelors degree in General Engineering from the U.S. Naval Academy. The Company believes that Mr. Begley’s 20 plus years of experience as a UAV industry expert, focused on UAV technologies, regulations and commercial applications, will be an invaluable resource to the Company.

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There is no family relationship between Mr. Begley and any other executive officer or director of the Company. There have been no related transactions that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act.

A copy of the Interim CEO Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary of the terms of the Interim CEO Agreement is subject to, and qualified in its entirety by, such document.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of December 28, 20232023 between AgEagle Aerial Systems, Inc. and Mark DiSiena.
10.2	Interim CEO Agreement, dated as of December 28, 2023 between AgEagle Aerial Systems, Inc. and Concepts to Capabilities Consulting, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS, INC.

By:	/s/ Mark DiSiena
Name:	Mark DiSiena
Title:	Chief Financial Officer

Dated: December 29, 2023

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